Exhibit 3.24

Company No. 2051729

THE COMPANIES ACT 1985 (as amended) WRITTEN RESOLUTION of the Shareholders of CBT SYSTEMS UK LIMITED (Passed on 13th October 1999 pursuant to Section 381A of the Companies Act 1985 (as amended))

We, the undersigned, being all of the members of the above named company (the “Company”) who are entitled to receive notice of and to attend and vote at general meetings of the Company, hereby agree that the following resolution shall have effect as a written resolution of the Company in accordance with Section 381A of the Companies Act 1985:

SPECIAL RESOLUTION

That the name of the Company be changed to “Smartforce UK Limited” and in consequence the Memorandum of Association of the Company be altered by inserting in place of the existing Clause 1 the following:

“The name of the Company is Smartforce UK Limited”

/S/ JACK HAYES
JACK HAYES

[ILLEGIBLE]
DIRECTOR duly authorised for and on behalf of FIDALCO LIMITED

1069G

No. 2051729

THE COMPANIES ACT 1985 (as amended)

COMPANY LIMITED BY SHARES

SPECIAL RESOLUTION

of

CBT SYSTEMS UK LIMITED

Passed on 16th September 1996

(signed pursuant to Regulation 53 in Table A

of the Companies (Tables A to F) Regulations 1985

SPECIAL RESOLUTION

THAT the Articles of Association of the company be and they are hereby amended by the addition thereto of a new Article 17 as follows:

“17.	Any Director or alternate Director may participate in a meeting of the Directors or any committee of the Directors by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting.”

and by the consequent re-numbering of the existing Articles numbered 17 to 20 as 18 to 21 respectively.

Dated this 16th day of September 1996

[ILLEGIBLE]	/s/ JOHN FORTUNE
Duly Authorised For	JOHN FORTUNE
and on Behalf of FIDALCO LIMITED

being all of the members of the Company entitled to receive notice of and to attend and vote at general meetings of the Company.

424G.70

No. 2051729

THE COMPANIES ACT 1985 (as amended)

COMPANY LIMITED BY SHARES

SPECIAL RESOLUTION

of

CBT SYSTEMS UK LIMITED

Passed on 16th September 1996

(signed pursuant to Regulation 53 in Table A

of the Companies (Tables A to F) Regulations 1985

Special Resolution

THAT the Memorandum of Association of the Company be and it is hereby amended by the deletion therefrom of the existing paragraph 3(F) and the substitution therefor of the following:

“(F)

To borrow or raise or secure the payment of money in such manner and upon such terms as the Company may think fit and to enter with or without consideration into any guarantee, contract of indemnity or counter-indemnity or suretyship whether by personal covenant or otherwise to receive money on deposit or loan upon any terms and in particular but without limiting the generality of the foregoing to secure or guarantee in any manner and upon any terms the payment of any money secured by or payable under or in respect of any shares, debentures, charges, contracts or securities or obligations of any kind of any person, authority or company, British or foreign, including in particular but without limiting the generality of the foregoing, any company which is (within the meaning of Section 736 of the Companies Act 1985 or any statutory re-enactment or modification thereof) in relation to the Company a subsidiary or a holding company or a subsidiary of any such holding company and for any such purposes to mortgage or charge the undertaking and all or any part of the property, assets and rights of the Company both present and future, including uncalled capital, and to create and issue redeemable debentures or debenture stocks, bonds or other obligations.

Dated this 16th day of September 1996

[ILLEGIBLE]	/s/ JOHN FORTUNE
Duly Authorised For and on Behalf of FIDALCO LIMITED	JOHN FORTUNE

being all of the members of the Company entitled to receive notice of and to attend and vote at general meetings of the Company.

424G.69

Number of Company: 2051729

THE COMPANIES ACTS 1985 - 1989

COMPANY LIMITED BY SHARES

SPECIAL RESOLUTION

pursuant to Section 378 of the Companies Act 1985

of Computer Based Training Limited

Passed the 17th day of January 1992,

At an Extraordinary General Meeting of the Members of the above-named Company, duly convened and held at [ILLEGIBLE] 39/40 Upper Ground St, Dublin 2.

on the 17th day of January 1952., the following

SPECIAL RESOLUTION was duly passed:-

THAT the name of the Company be changed to CBT Systems UK Limited

Company no. 2051729

The Companies Act 1985

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

Smartforce UK Limited

1.	The name of the Company is Smartforce UK Limited[1]

2.	The Company’s Registered Office is to be situated in England.

3.	The Company’s objects are:

(A)	To provide lectures and training courses in computing, computer programming and operating and computer based training of all kinds, to act as proprietors of lecture theatres and rooms, to carry oil business as computer consultants, analysts, salesmen and engineers, and to act as electrical and general engineers, as designers, manufacturers, assemblers, installers, repairers, importers, exporters, distributors, lessors and agents for the sale of and dealers in computers and their component parts and accessories, computer software and all manner of computerised information systems, and as analysts and advisers undertaking data preparation, word processing and programming; and to act generally as contractors and consultants in all matters relating to the application or operation of computers or computer based systems, or the purchase or sale of computer time, to carry on business as wholesale and retail dealers in and agents or representatives for business and accounting machines, office furniture and all manner of goods, products, processes, materials and services of any description either as principals or for or on behalf of any individual, firm, company, authority or other organisation, in any part of the world and to tender for and to place contracts or investments, to act as advertising and market research specialists, exhibition, conference and display contractors and promoters; to print, publish, deal in and distribute reports, articles, books and journals.

[1]

By a special resolution passed 17 January 1992 the name of the Company was changed from Computer Based Training Limited to CBT Systems UK Limited and on 13 October 1999 the name of the Company was changed to Smartforce UK Limited.

(B)	To carry on any other trade or business which can, in the opinion of the Board of Directors, be advantageously carried on by the Company in connection with or as ancillary to any of the above businesses or the general business of the Company, or further any of its objects.

(C)	To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest any lands, buildings, easements, rights, privileges, concessions, patents, patent rights, licences, secret processes, machinery, plant, stock-in-trade, and any real or personal property of any kind for such consideration and on such terms as may be considered expedient.

(D)	To erect, construct, lay down, enlarge, alter and maintain any roads, railways, tramways, sidings, bridges, reservoirs, shops, stores, factories, buildings, works, plant and machinery necessary or convenient for the Company’s business, and to contribute to or subsidise the erection, construction and maintenance of any of the above.

(E)	To borrow or raise or secure the payment of money for the purposes of or in connection with the Company’s business, and for the purposes of or in connection with the borrowing or raising of money by the Company to become a member of any building society.

(F)

To borrow or raise or secure the payment of money in such manner and upon such terms as the Company may think fit to enter with or without consideration into any guarantee, contract or indemnity or counter-indemnity or suretyship whether by personal covenant or otherwise to receive money on deposit or loan upon any terms and in particular but without limiting the generality of the foregoing to secure or guarantee in any manner and upon any terms the payment of money secured by or payable under or in respect of any shares, debentures, charges, contracts or securities or obligations of any kind of any person, authority or company, British or foreign, including in particular but without limiting the generality of the foregoing, any company which is (within the meaning of Section 736 of the Companies Act 1985 or any statutory re-enactment or modification thereof) in relation to the Company a subsidiary or a holding company or a subsidiary of any such holding company and for any such purpose to mortgage or charge the undertaking and all or any part of the property, assets and rights of the Company both present and future, including uncalled capital, and to create and issue redeemable debentures or debenture stocks, bonds or other obligations.[2]

(G)	To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities, and also by way of security for the performance of any contracts or any obligations of the Company or of its customers or other persons or corporations having dealings with the Company, or in whose businesses or undertakings the Company is interested, whether directly or indirectly.

[2]	As amended by special resolution passed 16 September 1996.

(H)	To receive money on deposit or loan upon such terms as the Company may approve, and to guarantee the obligations and contracts of any person or corporation.

(I)	To make advances to customers and others with or without security, and upon such terms as the Company may approve and generally to act as bankers for any person or corporation.

(J)	To grant pensions, allowances, gratuities and bonuses to officers, ex-officers, employees or ex-employees of the Company or its predecessors in business or the dependents or connections of such persons, to establish and maintain or concur in establishing and maintaining trusts, funds or schemes (whether contributory or non-contributory) with a view to providing pensions or other benefits for any such persons as aforesaid, their dependents or connections, and to support or subscribe to any charitable funds or institutions, the support of which may, in the opinion of the Directors, be calculated directly or indirectly to benefit the Company or its employees, and to institute or maintain any club or other establishment or profit sharing scheme calculated to advance the interests of the Company or its officers or employees.

(K)	To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments.

(L)	To invest and deal with the moneys of the Company not immediately required for the purposes of its business in or upon such investments or securities and in such manner as may from time to time be determined.

(M)	To pay for any property or rights acquired by the Company, either in cash or fully or partly paid-up snares, with or without preferred or deferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or by any securities which the Company has power to issue, or partly in one mode and partly in another, and generally on such terras as the Company may determine.

(N)	To accept payment for any property or rights sold or otherwise disposed of or dealt with by the Company, either in cash, by instalments or otherwise, or in fully or partly paid-up shares of any company or corporation, with or without deferred or preferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and generally on such terms as the Company may determine, and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired.

(O)	To enter into any partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any company, firm or person carrying on or proposing to carry on any business within the objects of this Company, and to acquire and hold, sell, deal with or dispose of shares, stock or securities of any such company, and to guarantee the contracts or liabilities of, or the payment of the dividends, interest or capital of any shares, stock or securities of and to subsidise or otherwise assist any such company.

(P)	To establish or promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of this Company or the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this Company and to acquire and hold or dispose of shares, -stock or securities of and guarantee the payment of the dividends, interest or capital of any shares, stock or securities issued by or any other obligations of any such company.

(Q)	To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company carrying on any business which this Company is authorised to carry on.

(R)	To sell, improve, manage, develop, turn to account, exchange, let on rent, royalty, share of profits or otherwise, grant licences, easements and other rights in or over, and in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the Company for such consideration as the Company may think fit.

(S)	To amalgamate with any other company whose objects are to include objects similar to those of this Company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking, subject to the liabilities of this or any such other company as aforesaid with or without winding up, or by sale or purchase (for fully or partly paid-up shares or otherwise) of all or a controlling interest in the shares or stock of this or any such company as aforesaid, or by partnership, or any arrangement of the nature of partnership, or in any other manner.

(T)	To distribute among the members in specie any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(U)	To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

(V)	To do all such things as are incidental or conducive to the above objects or any of them.

And it is hereby declared that in the construction of this clause the word “company” except where used in reference to the Company shall be deemed to include any person or partnership or other body of persons, whether incorporated or not incorporated, and whether domiciled in Great Britain or elsewhere, and that the objects specified in the different paragraphs of this clause shall, except where otherwise expressed therein, be in nowise limited by reference to any other paragraph or the name of the Company, but may be carried out in as full and ample a manner and shall be construed in as wide a sense as if each of the said paragraphs defined the objects of a separate, distinct and independent company.

4.	The liability of the members is limited.

5.	The Company’s share capital is £100 divided into 100 shares of £1 each.

The shares in the original or any increased capital may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividend, capital, voting or otherwise.

The Companies Act 1985

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

2051729

of COMPUTER BASED TRAINING LIMITED

PRELIMINARY

1.(a) Subject as hereinafter provided, the regulations contained in Table A of the Companies (Tables A to F) Regulations 1385 (hereinafter referred to as ‘Table A’), shall apply to the Company.

(b) Regulations 24,35,40,73,74,75 and 77 to 81 inclusive of Table A shall not apply to the Company.

(c) The expressions “relevant securities” and “equity securities”, wheresoever appearing herein, shall bear the meanings ascribed to them by the Act.

SHARES

2.(a) Subject to the provisions of Table A and to the following provisions of these Articles, the Directors shall have authority to exercise any power of the Company to offer, allot or otherwise dispose of any shares in the Company, or any relevant securities, to such persons, at such times and generally on such terms and conditions as they think proper provided that (insofar as the Company in General Meeting shall not have varied, renewed or revoked the said authority):

(i) The Directors shall not be authorised to make any offer or allotment of shares in the Company, or grant any right to subscribe for, or to convert any securities into, shares in the Company if such allotment, or an allotment in pursuance of such offer or right, would or might result in the aggregate of the shares or stock in issue exceeding, in nominal value, the amount of the Authorised Share Capital with which the Company was incorporated, and such limitation shall determine the maximum amount of the relevant securities which at any time remain to be allotted by the Directors hereunder.

(ii) The period within which the said authority to allot relevant securities may be exercised shall be limited to five years, commencing upon the date of the incorporation of the Company.

(b) Any offer or agreement in respect of relevant securities, which is made prior to the expiration of such authority and in all other respects within the terms of such authority, shall be authorised to be made, notwithstanding that such offer or agreement would or might require relevant securities to be allotted after the expiration of such authority and, accordingly, the Directors may at any time allot any relevant securities in pursuance of such offer or agreement.

(c) The authority conferred upon the Directors to allot relevant securities may at any time, by Ordinary Resolution of the Company in General Meeting, be revoked, varied or renewed (whether or not it has been previously renewed hereunder) for a further period not exceeding five years.

3. Section 09(1) and Section 90(1) to (6) of the Act shall not apply to any allotment of equity securities by the Company. The shares comprised in the initial allotment by the Company shall be at the disposal of the Directors as they think proper but thereafter, unless otherwise determined by Special Resolution of the Company in General Hooting, any relevant securities shall, before they are allotted on any terms to any person, be first offered on the same or more favourable terms to each person who holds shares in the Company in the proportion which is, as nearly as practicable, equal to the proportion in nominal value held by him of the aggregate of such shares in issue.

Such offer shall be made by notice in writing specifying the number of shares offered and the period, being not less than twenty one days, within which the offer, if not accepted, will be deemed to have been declined. After the expiration of such period, or on receipt of notice of the acceptance or refusal of every offer so made, the Directors may, subject to these Articles, dispose of such securities as have not been taken up in such manner as they think proper. The Directors may, in like manner, dispose of any such securities as aforesaid, which by reason of the proportion borne by them to the number of persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same, cannot in the opinion of the Directors be conveniently offered in the manner hereinbefore provided.

4.(a) No share shall be issued at a discount.

(b) The Company shall not have power to issue share warrants to bearer.

(c) Any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

5. Subject to the provisions of Part V of the Act

(a) The Company may purchase any of its own shares, provided that the terms of any contract under which the Company will or may become entitled or obliged to purchase its own shores shall be authorised by Special Resolution of the Company in General Meeting before the Company enters into the contract.

(b) The Company shall be authorised, in respect of the redemption or purchase of any of its own shares, to give such financial assistance, or to make such payments out of capital as may be permissible in accordance with the Act, provided that any such assistance or payment shall first be approved by Special Resolution of the Company in General Meeting.

LIEN

6. In regulation [ILLEGIBLE] of Table A, the words “(not being a fully paid share)” shall be omitted. The Company shall have a first and paramount lien on all shares standing registered in the name of any person (whether he be the sole registered holder thereof or one of two or more joint holders) for all moneys presently payable by him or his estate to the Company.

TRANSFER OF SHARES

7. The Directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share.

PROCEEDINGS AT GENERAL MEETINGS

8. All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets, and the reports of the directors and auditors, the election of directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the auditors. In regulation 38 of Table A, immediately after the words “place of the meeting and” there shall be inserted the words “in the case of special business”.

9. At the end of regulation 30 of Table A there shall be inserted the following: “In every notice of a general meeting there shall appear the statement referred to in Section 372(3) of the Act, in relation to the right of members to appoint proxies”.

10.(a) No business shall be transacted at any Meeting unless a quorum is present. Two members entitled to attend at that Meeting, present in person, or by proxy or (in the case of a corporation) a duly authorised representative shall be a quorum. At the end of regulation 41 of Table A there shall be inserted the following: “If within half an hour from the time appointed for the holding of an adjourned meeting a quorum is not present, the meeting shall be dissolved.”

(b) In regulation 59 of Table A, the second sentence shall be omitted.

APPOINTMENT AND REMOVAL OF DIRECTORS

11. The first Directors will be the person or persons named in the statement delivered to the Registrar of Companies in accordance with section 10 of the Act.

12. The Directors may appoint a person who is willing to act to be a

Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

13. In addition and without prejudice to the provisions of Section 303 of the Act, the Company may by Ordinary Resolution remove any Director before the expiration of his period of office. Subject to the provisions of Table A and Section 303(2) of the Act, the Company may by Ordinary Resolution appoint a person who is willing to act to be a Director either to fill a vacancy or as an additional Director. In regulation 38 of Table A the words ‘or a resolution appointing a person as a Director’ shall be omitted.

14. The office of a Director shall be vacated if-

(a) he ceases to be a Director by virtue of any provision of the Acts or he becomes prohibited by law from being a Director; or

(b) he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c) he is, or may be, suffering from mental disorder and, in relation thereto, he is admitted to hospital for treatment or an order is made by any court having jurisdiction in matters concerning mental disorder for his detention or for the appointment of a receiver, curator benis or other person to exercise powers with respect to his property or affairs;

(d) he resigns his office by notice to the Company.

PROCEEDINGS OF DIRECTORS

15. If and so long as there shall be one Director only he shall be entitled to exercise all the powers and shall carry out all the duties assigned to Directors and the provisions of these Articles and the regulations of Table A shall be construed accordingly. In regulation 64 of Table A for the word “two” there shall be substituted the word “one”.

16. An appointment or removal of an alternate Director may be effected at any time by notice in writing to the Company given by his appointor. An alternate Director may also be removed from his office by not less than twenty four hours’ notice in writing to the Company and to the appointor given by a majority of his co-Directors. This Article shall have effect in substitution for regulation SB of Table A which shall not apply to the Company.

BORROWING POWERS

17. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and, subject to Section [ILLEGIBLE] of the Act, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or [ILLEGIBLE] any third party.

DIRECTORS’ INTERESTS

18. A Director may vote in respect of any contract or arrangement in which he, or any person with whom he is connected, is interested and be counted in the quorum present at any meeting of the Directors or, if otherwise so entitled, at any General Meeting of the Company at which any such contract or arrangement is proposed or considered, and if he shall so vote, his vote shall be counted. This Article shall have effect in substitution for regulations 94 to 98 inclusive of Table A, which regulations shall not apply to the Company.

INDEMNITY

19. Subject to the provisions of Section 310 of The Act, and in addition to such indemnity [ILLEGIBLE] is contained in regulation 110 of Table A, every Director, Secretary or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred by him in or about the execution and discharge of the duties of his office.

SECRETARY

20. The first Secretary or Secretaries of the Company shall be the person or persons named as such in the statement delivered under Section 10 of the Act.

NAMES AND ADDRESSES OF SUBSCRIBERS

Helen Louise Ashton,	/s/ Helen Louise Ashton
81 City Road,
London EC1Y 1BD.

Mark Francis Burton,	/s/ Mark Francis Burton
81 City Road,
London EC1Y 1BD.

Dated the 15th of August 1986

Witness to the above Signatures:

Keith John Hughes,	/s/ Keith John Hughes,
81 City Road,
London EC1Y 1BD.

Company Registration Agent